Exhibit 6.5

LOAN AGREEMENT

$33,000.00	Date: May 11, 2016

For value received, the undersigned Legion M Entertainment Inc. (the "Borrower"), at 6425 Christie Ave. 5th Floor, Emeryville, California 94608, promises to pay to the order of Underground Labs, Inc. (the "Lender"), at 1114 Oakwood Circle, Clayton, California 94517 (or at such other place as the Lender may designate in writing), the sum of $33,000.00 with interest from March 17, 2016, on the unpaid principal at the rate of 4% per annum.

I. TERMS OF REPAYMENT

A. Payments

The unpaid principal and accrued interest shall be payable in monthly installments of $2,809.95, beginning on April 17, 2016, and continuing until March 17, 2017, (the "Due Date"), at which time the remaining unpaid principal and interest shall be due in full.

B. Application of Payments

All payments on this Note shall be applied first in payment of accrued interest and any remainder in payment of principal.

C. Acceleration of Debt

If any payment obligation under this Note is not paid when due, the remaining unpaid principal balance and any accrued interest shall become due immediately at the option of the Lender.

II. SECURITY

This Note is secured by personal property in a 1959 Cadillac Series 62. The Lender is not required to rely on the above security instrument and the assets secured therein for the payment of this Note in the case of default, but may proceed directly against the Borrower.

III. PREPAYMENT

The Borrower reserves the right to prepay this Note (in whole or in part) prior to the Due Date with no prepayment penalty. Any such prepayment shall be applied against the installments of principal due under this note in the inverse order of their maturity and shall be accompanied by payment of accrued interest on the amount prepaid to the date of prepayment.

IV. COLLECTION COSTS

If any payment obligation under this Note is not paid when due, the Borrower promises to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process.

V. DEFAULT

If any of the following events of default occur, this Note and any other obligations of the Borrower to the Lender, shall become due immediately, without demand or notice:

1) the failure of the Borrower to pay the principal and any accrued interest when due;

2) the liquidation, dissolution, incompetency or death of the Borrower;

3) the filing of bankruptcy proceedings involving the Borrower as a debtor;

4) the application for the appointment of a receiver for the Borrower;

5) the making of a general assignment for the benefit of the Borrower's creditors;

6) the insolvency of the Borrower;

7) a misrepresentation by the Borrower to the Lender for the purpose of obtaining or extending credit; or

8) the sale of a material portion of the business or assets of the Borrower.

In addition, the Borrower shall be in default if there is a sale, transfer, assignment, or any other disposition of any assets pledged as security for the payment of this Note, or if there is a default in any security agreement which secures this Note.

VI. SEVERABILITY OF PROVISIONS

If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

VII. MISCELLANEOUS

All payments of principal and interest on this Note shall be paid in the legal currency of the United States. The Borrower waives presentment for payment, protest, and notice of protest and demand of this Note.

No delay in enforcing any right of the Lender under this Note, or assignment by Lender of this Note, or failure to accelerate the debt evidenced hereby by reason of default in the payment of a monthly installment or the acceptance of a past-due installment shall be construed as a waiver of the right of Lender to thereafter insist upon strict compliance with the terms of this Note without notice being given to Borrower. All rights of the Lender under this Note are cumulative and may be exercised concurrently or consecutively at the Lender's option.

This note may not be amended without the written approval of the holder.

VIII. GOVERNING LAW

This Note shall be construed in accordance with the laws of the State of California.

IX. SIGNATURES

This Note shall be signed by Paul Scanlan, on behalf of Legion M Entertainment Inc. and Jeff Annison, on behalf of Underground Labs, Inc..

This Loan Agreement is executed and agreed to by:

Paul Scanlan	Jeff Annison

Paul Scanlan	Jeff Annison
paul@thelegionm.com	jeff@newyorkrockexchange.com
May 10, 2016 at 11:45 pm	May 10, 2016 at 11:34 pm
Recorded at IP 24.4.150.107	Recorded at IP 50.131.114.188

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AMORTIZATION SCHEDULE

Annual Percentage Rate = 4.0000% Principal = $33000.00

Payment Number	Payment Date	Total Payment	Interest Amount	Principal Amount	Loan Balance

0	3/17/2016	0.00	0.00	0.00	33000.00
1	4/17/2016	2809.95	110.00	2699.95	30300.05
2	5/17/2016	2809.95	101.00	2708.95	27591.10
3	6/17/2016	2809.95	91.97	2717.98	24873.12
4	7/17/2016	2809.95	82.91	2727.04	22146.08
5	8/17/2016	2809.95	73.82	2736.13	19409.95
6	9/17/2016	2809.95	64.70	2745.25	16664.70
7	10/17/2016	2809.95	55.55	2754.40	13910.30
8	11/17/2016	2809.95	46.37	2763.58	11146.72
9	12/17/2016	2809.95	37.16	2772.79	8373.93

Subtotals		25289.55	663.48	24626.07

10	1/17/2017	2809.95	27.91	2782.04	5591.89
11	2/17/2017	2809.95	18.64	2791.31	2800.58
12	3/17/2017	2809.92	9.34	2800.58	0.00

Subtotals		8429.82	55.89	8373.93

Grand Total		33719.37	719.37	33000.00